Ex. (13)(i)

Consent of Independent Registered Public Accounting Firm

To the Committee and Participants of

The Prudential Variable Contract Account-11:

We consent to the incorporation by reference, in this registration statement (No. 002-76581) on Form N-1A, of our report dated February 28, 2007 on the statement of net assets of The Prudential Variable Contract Account-11 (hereafter referred to as the “Account”), as of December 31, 2006, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Account as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

April 26, 2007